Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 24, 2013, with respect to the financial statements of Physicians Realty Trust and the Ziegler Healthcare Real Estate Funds contained in this Registration Statement (Form S-11). We consent to the use of the aforementioned reports in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 7, 2013